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                                                                     EXHIBIT 3.4

                    RESOLUTIONS OF THE BOARD OF DIRECTORS OF
                            WSB FINANCIAL GROUP, INC.

                                 AUGUST 21, 2006

AMENDMENT TO BYLAWS.

     RESOLVED FURTHER, that Article 2, Section 2.2 of the Company's Bylaws is hereby amended to read as follows:

          2.2 Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President, the Board, or holders of not less than ten percent (10%) of all the shares of the Company entitled to vote on any issue proposed to be considered at the proposed special meeting.